Exhibit 10.1

April 4, 2022

Joseph E. Dell, Jr.

685 Crandall Dr.

State College, PA 16803

Dear Joe:

The purpose of this letter (this “Letter”) is to memorialize our understanding regarding certain terms of your continued employment with CNB Bank (“CNB”). Reference is made in this Letter to that certain Executive Employment Contract by and between you and CNB Bank, dated September 23, 2013 (the “Prior Agreement”).

You acknowledge and agree that effective as of December 31, 2021, the Prior Agreement terminated in all respects and was of no further force or effect as of such date; provided, however, that Section 6 (Covenant Not to Compete) of the Prior Agreement did not terminate as of December 31, 2021, and it remains in full force and effect. For the avoidance of doubt, you acknowledge and agree that you remain subject to the covenants and obligations set forth in Section 6 of the Prior Agreement. Retroactive to January 1, 2022, your position with CNB is Senior Vice President, Corporate Commercial Development, reporting to the Chief Executive Officer of CNB Bank. You have and will continue to have all duties, responsibilities, and authority consistent with this position. Without limiting the generality of the foregoing, you will have the duties set forth on Exhibit A attached hereto.

In 2022, CNB will pay you an annual base salary in the amount of $200,000, subject to all applicable deductions, and paid in accordance with CNB’s customary payroll practices. You will be eligible to earn cash incentive compensation in respect of calendar year 2022 as set forth in this paragraph. If the closings that occur during calendar year 2022 in respect of your own production are in excess of $25,000,000, you will receive a cash incentive equal to $35,000, subject to your continued employment with CNB on December 31, 2022. If earned, the cash incentive compensation set forth in the preceding sentence will be paid to you no later than March 15, 2023. For purposes of determining whether the $25,000,000 amount is exceeded, (i) money out loans will be counted 100% and (ii) construction and lines will count at 50%; provided, however, that construction and lines may only count for up to $12,500,000 in the aggregate. In addition, you will be eligible to earn an additional maximum 17.5% in cash incentive compensation in respect of calendar year 2022 based on performance measures established by management for support employees. This will be paid at 175% of the rate paid to those employees at the 10% level (i.e., if the bonus for the group calculates to 10%, you will receive 17.5%).

During your employment with CNB, CNB will offer you all benefits, including insurances, paid time off, retirement plans, and similar benefits, made available to all employees upon the same or similar terms and conditions. All benefits may change from time-to-time at CNB’s discretion, subject to benefit plans and applicable law. Coverage, eligibility, and other terms and conditions of any benefit are governed by the benefit plan documents which control.

Please keep in mind that CNB is, at all times, an at-will employer and this means that either you or CNB may terminate your employment at any time, with or without notice and with or without cause or reason.

Please acknowledge your understanding of and agreement to the foregoing by signing this Letter in the space provided below and returning it to CNB at your earliest convenience.

Sincerely,

/s/ Joseph B. Bower, Jr.
Joseph B. Bower, Jr.
Chief Executive Officer
CNB Bank

ACKNOWLEDGED AND AGREED:

/s/ Joseph E. Dell, Jr.
Joseph E. Dell, Jr.
SVP Corporate Commercial Development

EXHIBIT A

Duties

1.	Business Development – Own production

2.	Use Expertise in Markets to assist with large CRE and/or C&I credits as most experienced lender

a.	This would be as needed
b.	Most likely requested by the Presidents

3.	Continue Board Roles with Tecum & Oxer

4.	Continue assisting Syndication Desk with referrals to Banks

5.	Assist with reviewing Syndicated Loans as part of the Corporate Strategy

6.	Ridge View Bank

a.	Work with Market President

i.	Business Plan for years 1 through 3

ii.	Strategic hiring that will work in most regions in RVB

1.	Lenders

2.	CRE lender

3.	Treasury

4.	Private Banking

5.	W&A

b.	Build out COI’s Business in the entire region including potentially

i.	North Carolina

ii.	Tennessee

iii.	West Virginia

7.	Assist CEO in researching potential other markets through on the ground intel along with research

8.	Remain on Loan Portal voting for all Divisions